Oncolytics Biotech® to Present REO 033 Trial in Progress Abstract at ESMO Showcasing Pelareorep’s Potential in Colorectal Cancer

Study launched earlier this year is expected to confirm previous efficacy signal in 2L KRAS-mutant MSS colorectal cancer study that saw 17 months PFS vs. 6 months for the historical standard of care

SAN DIEGO, CA, October 20, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced the Company is presenting a trial-in-progress abstract and e-poster discussing the REO 033 study at the European Society for Medical Oncology (“ESMO”) Congress 2026. REO 033 is a randomized study evaluating pelareorep in combination with folinic acid, fluorouracil, and irinotecan (“FOLFIRI”) and bevacizumab versus standard-of-care FOLFIRI and bevacizumab as second-line treatment for RAS-mutant, microsatellite-stable (“MSS”) metastatic colorectal cancer (“mCRC”) patients (link to study on ClinicalTrials.gov). The study is designed to validate the encouraging efficacy signals observed in REO 022 while generating the controlled clinical data necessary to support future regulatory interactions and potential registration.

Abstract Title: Phase 2 randomized, controlled study of pelareorep combined with 5-fluorouracil/leucovorin/ irinotecan (FOLFIRI) + bevacizumab (bev) for the second-line treatment of RAS-mutated, microsatellite-stable (MSS) metastatic colorectal cancer
Presentation Type: e-Poster
Presentation Number: 994eTiP

Highlights from the REO 033 trial-in-progress abstract include:
•The randomized, controlled, open-label study will evaluate patients with RAS-mutated, MSS mCRC who have progressed on first-line oxaliplatin-based therapy.
•Thirty patients per arm will be randomized to receive either: 1) pelareorep + FOLFIRI + bevacizumab, or 2) FOLFIRI + bevacizumab.
•The primary endpoint is objective response rate (“ORR”). Secondary endpoints include other efficacy assessments, such as overall survival (“OS”), progression-free survival (“PFS”), disease control rate, duration of response (“DOR”), and safety and tolerability.
•Blood and tumor samples are being collected for biomarker evaluations.

Recent U.S. Food and Drug Administration interactions have provided the opportunity to initiate a pivotal expansion of the REO 033 study (Part B) that would build upon the trial currently enrolling (Part A) and could support an accelerated approval submission based on ORR and a full approval based on PFS.

A previous study, REO 022, evaluated second-line KRAS-mutant, MSS mCRC patients with treatment histories similar to those of patients enrolled in the current study. In that study, the ORR, median PFS, median OS, and median DOR were more than doubled in patients treated with pelareorep + FOLFIRI/bevacizumab compared to historical outcomes for patients treated with FOLFIRI and bevacizumab alone.1-4

“I am thrilled to see the recent momentum in the REO 033 study among sites, physicians, and patients,” said Sanjay Goel, M.D., M.S., FASCO, Professor of Medicine at Rutgers Cancer Institute, and Lead Investigator. “Having been involved in the REO 022 study, I have a strong conviction that pelareorep can positively impact patients in a meaningful way, and this controlled randomized study will help prove that out.”

Jared Kelly, Chief Executive Officer of Oncolytics, commented, “Second-line mCRC development is generally stalling because emerging therapies are not working well, especially in RAS-mutant MSS patients. With mCRC growing faster than almost every cancer in the U.S. and only minimally effective options for second-line patients, pelareorep has the potential in this controlled study to change the standard of care by improving what has been in place for the better part of a decade. It’s a multi-billion-dollar market that is being largely ignored because nothing works better than the standard of care. Adding pelareorep to the standard of care could double the efficacy while maintaining an acceptable safety profile. This is what drug development is all about.”

About Pelareorep
Pelareorep is an intravenously delivered, systemically active, investigational immunotherapy with a dual mechanism of action that selectively replicates in tumor cells while activating both innate and adaptive anti-tumor immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes. It has been administered to over 1,200 patients, and clinical studies have demonstrated pelareorep’s potential to enhance the activity of checkpoint inhibitors and other anti-cancer therapies across multiple solid tumor types.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically inactive tumors to active through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the U.S. Food and Drug Administration for colorectal, anal, and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

References
1.Goel S, et al. Elucidation of Pelareorep Pharmacodynamics in A Phase I Trial in Patients with KRAS-Mutated Colorectal Cancer. Mol Cancer Ther. 2020 May;19(5):1148-1156. doi: 10.1158/1535-7163.MCT-19-1117.
2.Bennouna J. Lancet Oncol (14):29-37, 2013
3.Iwamoto S. Ann Oncol. Jul;26(7):1427-33, 2015
4.FDA grants accelerated approval to adagrasib with cetuximab for KRAS G12C–mutated colorectal cancer. Published June 21, 2024. Accessed April 28, 2026. https://www.fda.gov/drugs/resources-information-approved-drugs/fda-grants-accelerated-approval-adagrasib-cetuximab-kras-g12c-mutated-colorectal-cancer

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies; its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; U.S. Food and Drug Administration interactions and its anticipated outcomes; the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers; and plans for future disclosure of clinical trial results. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com